EXHIBIT 99.1

Dr. Michael J. Sofia, Arbutus' Chief Scientific Officer, Named Economist's 2015 Innovation Award Winner in the Bioscience Category

VANCOUVER, British Columbia and DOYLESTOWN, Pa., Oct. 15, 2015 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq:ABUS), an industry-leading therapeutic solutions company focused on developing a cure for chronic hepatitis B virus infection (HBV), today announced that Dr. Michael J. Sofia, Arbutus' Chief Scientific Officer has won the Economist's 2015 Innovation Award in the Bioscience category, for developing a rapid cure for hepatitis C virus infection (HCV).

HCV affects 150 million people worldwide with an annual mortality rate of half a million patients globally. While traditional treatments only cure about 50 percent of cases after as much as a year of therapy, Sovaldi (originally named Sofosbuvir after its inventor, Dr. Sofia) can cure 90 percent of patients in only 12 to 24 weeks.

"I am honored to have been selected to receive the 2015 Innovation Award in Biosciences. It is a recognition of the real hope that sofosbuvir now gives to those suffering from the debilitating effects of HCV and the reality that they can now look forward to a normal life free from this disease," said Dr. Michael J. Sofia, Arbutus' Chief Scientific Officer. "At Arbutus our focus is on developing a curative therapy for patients with HBV, a disease with an even higher prevalence and greater unmet medical need. We are leveraging lessons learned from HCV to inform our strategy for building the leading HBV pipeline and developing proprietary drug combinations. "

About Arbutus

Arbutus Biopharma Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic hepatitis B infection (HBV). Our strategy is to target the three pillars necessary to develop a curative regimen for HBV: suppressing HBV replication within liver cells, stimulating and reactivating the body's immune system so that it can mount an effective defense against the virus and, eliminating the reservoir of viral genomic material known as covalently closed circular DNA, or cccDNA that is the source of HBV persistence. Our portfolio of assets includes a broad pipeline of drug candidates for use in combination to develop a cure for HBV. To support continuous discovery of potential novel drug candidates and technologies, Arbutus has a research collaboration agreement with the Baruch S. Blumberg Institute that provides exclusive rights to in-license any intellectual property generated through the relationship. The Baruch S. Blumberg Institute was established in 2003 by the Hepatitis B Foundation.

Arbutus is headquartered in Vancouver, BC, Canada with offices in Doylestown, PA, USA. For more information, visit www.arbutusbio.com.

About the Economist's Innovation Awards

In this annual awards program, The Economist showcases creative people who dream up new ideas and turn them into reality. The newspaper invites its readers to nominate outstanding innovators in seven categories: Bioscience, Computing and Telecommunications, Consumer Products, Energy and the Environment, Process and Service Innovation, Social and Economic Innovation, and a special "no boundaries" category for innovations that span industries and sectors. In addition, the judges select the winner of the Corporate award for innovation.

Over the past 14 years, The Economist's Innovation Awards program has recognized the work of the world's leading entrepreneurs, thinkers, creators, scientists and innovators, including Steve Jobs, Mark Zuckerberg, Hernando de Soto and Elon Musk.

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